                                                               EXHIBIT (a)(1)(I)

                               [Vari-L Letterhead]

May 9, 2002

To Vari-L Optionholder:

Today Vari-L has filed with the Securities and Exchange Commission Amendment No. 1 to its Tender Offer Statement on Schedule TO (the "Amendment") relating to the Stock Option Exchange Program. The Amendment contains certain revisions to the Offer to Exchange Outstanding Options to Purchase Common Stock dated April 25, 2002 (the "Offer to Exchange") previously distributed to you. All capitalized terms used in this letter that are not defined herein have the meanings given to those terms in the Offer to Exchange.

Section 5 of the Offer to Exchange ("Acceptance of Eligible Option Grants for Exchange and Cancellation and Issuance of Replacement Options") has been revised to provide that, promptly after the close of the offer, Vari-L will send each tendering optionholder an acceptance letter setting forth the number of shares subject to the Eligible Option Grant that Vari-L has accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to a Replacement Option and the expected Replacement Option Grant Date. The form of such letter is attached as Exhibit (a)(1)(H) to the Amendment.

Section 15 of the Offer to Exchange ("Information About Us") and Schedule C to the Offer to Exchange have been revised to include the financial data and financial statements of Vari-L as set forth in Vari-L's Quarterly Report on Form 10-Q for the period ended March 31, 2002 (the "10-Q"). Vari-L will promptly email an electronic copy of the 10-Q to those optionholders who have access to email and will send paper copies of the 10-Q to any optionholders who do not have email access.

As described in the Offer to Exchange, Vari-L will provide you, without charge, a copy of the Amendment, the revised Offer to Exchange or Vari-L's annual, quarterly and current reports upon your written or oral request. Requests should be directed to:

                              Vari-L Company, Inc.
                                  Dannette Boyd
                               4895 Peoria Street
                             Denver, Colorado 80239

or by telephoning Vari-L at (303) 371-1560 x448 between the hours of 9:00 a.m. and 5:00 p.m., Denver, Colorado, local time.

Please feel free to contact Dannette Boyd at the number above or via email at dboyd@vari-l.com for further assistance.